Pricing Supplement No. 2         Dated June 15, 2000       Rule 424(b)(3)
CUSIP #:15405CCF7                                          File No. 333-36456
(To Prospectus dated May 16, 2000)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series E
(Fixed Rate)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.



Principal Amount: $50,000,000               Trade Date:           June 13, 2000
                                            Maturity Date:        June 16, 2002
Issue Price:   100%                         Original Issue Date:  June 16, 2000


Interest Rate:  7.50%   Form: |X|    Book-Entry    |_|  Certificated  |_| Both


     If the Original Issue Date falls within the 15-day period preceding March 1 or September 1, the Interest Payment Dates shall be:



Redemption:
  |X|      The Notes cannot be redeemed prior to maturity
           The Notes may be redeemed prior to maturity

                    Redemption                              Redemption
                      Date(s)                                 Price(s)


Repayment:
  |_| The Notes cannot be repaid prior to maturity at the option of the holders thereof
  |_| The Notes may be repaid prior to maturity at the option of the holders thereof

                    Repayment                               Repayment
                      Date(s)                                Price(s)


Original Issue Discount Note:          |_| Yes     |_| No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

     As of the date of the issuance of the Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, B, C or D Notes and any Notes), there will be $85 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A, B, C or D Notes and the Notes) outstanding.